                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT



                  This Employment Agreement (the "Agreement") made effective as of the 4th day of April, 1997 (the "Effective Date") by and between Tekni-Plex, Inc., a Delaware corporation (the "Employer"), having its principal offices at 201 Industrial Parkway, Somerville, NJ 08876, and Kenneth W.R. Baker, an individual (the "Executive"), residing at 25 Sutton Farm Road, Flemington, New Jersey 08822.

                              W I T N E S S E T H:

                  WHEREAS, the Employer desires to retain the Executive as the President and Chief Operating Officer of Employer, and the Executive is willing, upon the terms and conditions herein set forth, to serve as President and Chief Operating Officer of Employer.

                  WHEREAS, this Agreement supersedes the original Employment Agreement between Employer and Executive dated as of April 4, 1994 (the "Prior Agreement").

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Agreement, the Employer and the Executive, intending to be legally bound hereby, agree as follows:

                  1. Employment. Subject to the terms and conditions hereinafter set forth, the Employer hereby employs the Executive as President and Chief Operating Officer of Employer, and the Executive hereby accepts such employment.

                  2. Term. The term of employment of the Executive by the Employer pursuant to this Agreement (the "Employment Term") shall commence as of the effective date hereof, and shall reflect continuing and continuous employment of Executive by Employer from April 4, 1994. The term of employment pursuant to this agreement shall terminate upon the earlier of: (a) June 30, 2000, to coincide with the fiscal year-end of Employer, or (b) the date on which the employment of the Executive is terminated pursuant to Section 9 hereof. Absent written notice of intent not to renew by either party at least 90 days prior to the end of each fiscal year, the term of this Agreement shall be automatically extended at the end of each fiscal year of Employer, for a period of one year, beginning with the end of fiscal year 1998.

                  3. Duties. During the Employment Term, the Executive shall render his services to the Employer as President and Chief Operating Officer to perform the duties and services usually pertaining to such offices and to perform such other administrative and managerial functions as may be assigned to Executive from time to time by the Chief Executive Officer or by the Board of Directors of the Corporation. In addition to the foregoing, the Executive shall hold, without additional compensation therefor, such other offices, directorships or memberships of committees of the Employer and/or any subsidiary or affiliate of the Employer to which, from time to time during the Employment Term, the Executive may be elected or appointed. During the Employment Term, the Executive shall devote his full business time, efforts and entire energy and skill to the business of the Employer in accordance with the reasonable directions and orders of the Chief Executive Officer of the Employer and will use his best efforts to promote the interests of Employer.

                  4. Salary Compensation. In consideration of the services to be rendered by the Executive, including, without limitation, any services which may be rendered by the Executive as an officer, director or member of any committee of the Employer or any subsidiary or affiliate of the Employer, the Employer shall pay or cause to be paid to the Executive during the Employment Term, and the Executive shall accept, compensation at the rate of two hundred seventy-five thousand ($275,000.00) dollars per annum (the current "Base Salary"). The Base Salary shall be reviewed annually by the Board of Directors and shall be subject to increase at the sole discretion of the Board of Directors. In no event shall the Base Salary be decreased during the Employment Term. The Employer's obligation to pay the Base Salary shall be payable in equal installments in accordance with the usual payroll practices of the Employer which are in effect from time to time during the Employment Term, but in no event less frequently than monthly. The Executive's Base Salary shall be subject to all applicable withholding and other taxes.

                  5. Bonus Compensation. At the end of each of the Employer's fiscal years, the Executive shall be entitled to receive from the Employer a performance bonus (the "Performance
Bonus").

                  (a) The amount of the Performance Bonus shall be determined by the level of actual earnings before interest, taxes, depreciation and amortization, and extraordinary items ("EBITDA") of Employer, reduced by actual capital expenditures ("Cap-Ex") incurred in such year (actual EBITDA reduced by actual Cap-Ex defining the "Actual Performance"). Extraordinary items shall include management fees, board of directors fees and expenses, executive management bonuses, investment income, expenses incurred in pursuit of acquisitions not consummated, expenditures associated with the consummation of acquisitions, and any other expense categories determined by the Employer's independent auditors to be properly so classified according to generally accepted accounting principles. The determination of the Employer's actual EBITDA for purposes of calculating the amount of the Performance Bonus to which the Executive is entitled, and the amount of such Performance Bonus, shall be made by the independent public accountants then auditing the books and records of the Employer (the "Auditors") and shall be based on audited financial statements of the Employer. Such determination shall be made in accordance with generally accepted accounting principles applied on a consistent basis, and the determination of the Auditors shall be final and binding on the parties hereto.

                  (b) The Performance Bonus to which the Executive is entitled for any fiscal year of Employer shall be determined by the degree to which the Actual Performance (actual EBITDA reduced by actual Cap-Ex as defined above) compares with the Targeted Performance for that fiscal year. The term "Targeted Performance" is defined as the targeted EBITDA reduced by the targeted Cap-Ex for any given fiscal year. For fiscal years ended June 27, 1997 and beyond, the targeted EBITDA and targeted Cap-Ex are listed in Exhibit A, attached hereto and incorporated herein. Upon the consummation of future acquisitions or divestitures, targeted EBITDA and targeted Cap-Ex are subject to modification by the Employer, and, in such event, Exhibit A shall be modified accordingly. Calculation of the Executive's Performance Bonus shall be accomplished by comparison of the Actual Performance and Targeted Performance for any given fiscal year, and shall be determined by calculation of the performance percentage (the "Performance Percentage") for such year. The Performance Percentage is a ratio, the numerator of which is the Actual Performance, and the denominator of which is the Targeted Performance, adjusted per Section 5(c) below, for the same fiscal year. The amount of the Performance Bonus for any given fiscal year shall be the amount that corresponds to the Performance Percentage for that year, as set forth on Exhibit B, attached hereto. If the Performance Percentage achieved in a given fiscal year is an amount not specifically enumerated on Exhibit B, then the Performance Bonus shall be determined by the process of linear interpolation between the two Performance Percentage values on Exhibit B most closely equal to the actual Performance Percentage.

                  (c) The Chief Executive Officer of Employer may, in his sole discretion, identify and reclassify any capital expenditures, targeted but not spent during any fiscal year under consideration, as capital he expects to be spent during the following fiscal year ("Delayed Cap-Ex"). For any such year for which Delayed Cap-Ex has been so identified, the Actual Performance for the fiscal year under consideration shall be reduced, dollar-for-dollar, and the Targeted Cap-Ex for the following fiscal year shall be increased by the same amount. The calculation of the Performance Percentage for each fiscal year shall reflect such adjustments accordingly. Employer hereby acknowledges that, for fiscal year 1996, the Chief Executive Officer identified Delayed Cap-Ex in the amount of $1,600,000.00, and Executive's Actual Performance for fiscal year 1996 was reduced by that amount prior to calculation of Executive's Performance Percentage for fiscal year 1996. Accordingly, the Targeted Cap-Ex for fiscal year 1997 shall be increased by $1,600,000.00 over the amount shown in Exhibit A, for purposes of calculating Executive's Performance Bonus for fiscal 1997.

                  (d) The Performance Bonus shall be determined as follows:

                  (i) For Actual Performance equal to the Targeted Performance (Performance Percentage equal to 100%), the Executive will receive a Performance Bonus equal to 66.7% of his Base Salary.

                  (ii) The threshold at which a Performance Bonus shall begin to be earned will be at 80% of the Targeted Performance (the "Threshold Performance"). At an Actual Performance equal to the Threshold Performance (Performance Percentage equal to 80%), the Executive will receive a Performance Bonus equal to 33.3% of his Base Salary.

                  (iii) Linear interpolation shall be used to calculate the Performance Bonus for Actual Performance falling between the Threshold Performance and the Targeted Performance (that is, where the Performance Percentage falls between 80% and 100%).

                  (iv) For Actual Performance levels in excess of Targeted Performance (the "Excess Actual Performance," or "EAP"), the Executive shall receive, in addition to the Performance Bonus payable at Targeted Performance, a percentage of the EAP as follows:

       EAP as Percentage of                               Percentage of EAP
       Targeted Performance                               Allocated to Executive
       --------------------                               ----------------------
       greater than 0%              but less than 10%          5.0%
       greater than or equal to 10% but less than 20%          5.5%

       greater than or equal to 20% but less than 30%          6.0%

       greater than or equal to 30% but less than 40%          6.5%

       greater than or equal to 40% but less than 50%          7.0%

       greater than or equal to 50%                            7.5%


                  Examples of calculations at various performance levels are shown in Exhibit C attached hereto.

                  (e) Any Performance Bonus earned shall be payable in cash by the Employer to the Executive within thirty (30) days following determination by the Auditors of the amount of the Performance Bonus, but in no event later than ninety

         (90) days following the end of the Employer's fiscal year for which such Performance Bonus is payable, provided that the Employer is not in default under any of its obligations pursuant to its then applicable loan agreements (the "Loan Documents") in which case the lender must approve the payment. In the event approval is required but not received within the thirty day time period, then such payment will be deferred until such time the lender permits the payment thereof, or until the aforementioned default is cured, whichever occurs first. Any amounts deferred pursuant to this paragraph shall earn interest as described in
         Section 5(f) of this Agreement. In any event, the bonus earned is not lost to the Executive; it is merely deferred until either the lender's approval is received or the default is cured.

                  (f) The amount of any Performance Bonus deferred by operation of Section 5(e) above, shall accrue interest at Employer's then current average cost of borrowed funds or 8% per annum, whichever is greater. Such Performance Bonus together with any accrued interest shall be paid to the Executive upon satisfaction of the requirements of Section 5(e) above.

                  (g) In the event that in any fiscal year for which the Executive is employed hereunder during a period less than the full fiscal year, the Performance Bonus for such period shall be calculated using a Performance Percentage wherein the numerator is the Actual Performance for the fiscal year-to-date through Executive's last date of employment and the denominator is the Targeted Performance, pro rated for the actual number of days the Executive was employed during such year, and such pro rated Targeted Performance then adjusted by any carryover of Delayed Cap-Ex from the previous fiscal year.

                  6. Employment Benefits. During the Employment Term, the Executive shall be entitled to the following employment benefits:

                  (a) Four weeks paid vacation for each year of the Employment Term and sick leave in accordance with the Employer's policies from time to time in effect for executive officers of the Employer.

                  (b) Participation, subject to qualification requirements, in medical, life or other insurance or hospitalization plans and long-term disability policies which are presently in effect or hereinafter instituted by the Employer and applicable to its executive officers generally.

                  (c) Participation, subject to classification requirements and continued maintenance thereof by Employer, in other employee benefit plans, such as profit sharing plans, which are from time to time applicable to the Employer's executive officers generally.

                  (d) In the event Executive is relocated at Employer's request, reasonable temporary living expenses for a maximum of 120 days; reasonable expenses incurred for the purpose of finding a permanent residence at the new location, and reimbursement, upon presentation of appropriate receipts, for all reasonable moving expenses, brokerage commissions and closing expenses related to the sale of his current residence and the purchase of his new residence.

                  (e) Reimbursement of reasonable disability insurance premiums to provide an annual benefit equal to 50% of Executive's Base Salary to age 65, and Executive's compensation shall be grossed-up annually to cover any additional taxes resulting from the annual premium paid for such policy by the Employer and treated as compensation to the Executive.

                  (f) A leased full-size automobile, including insurance and maintenance therefor.

                  7. Expenses. During the Employment Term, the Employer will reimburse the Executive, upon presentation of appropriate receipts, for all travel, entertainment and other out-of-pocket expenses which are reasonably and necessarily incurred by the Executive in the performance of his duties hereunder.

                  8. Insurance. The Executive agrees to cooperate with the Employer in obtaining any insurance on the life or on the disability of the Executive which the Employer may desire to obtain for its own benefit or pursuant to Section 6(e) above, and shall undergo such physical and other examinations, and shall execute any consents or applications, which the Employer may request in connection with the issuance of one or more of such insurance policies.

                  9. Termination.

                  (a) Executive's employment under this agreement may be terminated without further liability by Employer at any time for "extreme cause" (defined, for purposes of this Agreement, as (i) Executive's willful refusal, after 30 days' prior written notice by Employer (detailing with specificity the nature of such breach), to cure any continuing material breach hereof or (ii) a final non-appealable adjudication in a criminal or civil proceeding that Executive has committed a fraud or felony relating to or adversely affecting his employment, or, subject to giving the Executive full opportunity to make a presentation to the Board of Directors, at the instance of the Board of

         Directors upon indictment of the Executive charging him with a crime which is a felony). The foregoing to the contrary notwithstanding, if Executive's employment is terminated as a result of an indictment, and such indictment is finally dismissed, the Executive shall be entitled to receive an amount equal to the Severance Benefit (referred to in the following clause (b), computed as of the date of termination.

                  (b) Employer may terminate Executive's employment hereunder at any time, upon 30 days' notice to Executive, in the event that Employer is in default of its payment (interest or principal) obligations under any Loan Documents for a period of more than 30 days. In the event of such termination, Employer's sole obligation shall be payment of a severance benefit (the "Severance Benefit") equal to Executive's then current annual Base Salary plus any bonus pro-rated to the date of termination. The Severance Benefit shall be payable in 12 monthly installments.

                  (c) In the event of Executive's death, the Employer will pay an amount equal to the Severance Benefit to his designated beneficiary (or, failing such designation, to his estate) payable in 12 monthly installments.

                  (d) In the event of Executive's disability or incapacity which renders him unable to perform his duties for a period in excess of 120 consecutive days or a total of more than 180 days in any 12-month period, the Employer may terminate this Agreement without further compensation.

                  (e) If, at any time during the Employment Term, the Executive resigns from the employ of the Employer for any reason other than Employer's failure to meet its obligations hereunder, the Employer shall have no further obligations hereunder after such resignation date other than the payment of amounts accrued and unpaid under Sections 4, 5, 6 and 7 hereof through such resignation date; provided, however, that any bonus shall be subject to the payment conditions set forth in
         Section 5(e) of this Agreement.

                  10. Restrictive Covenant. Without prior written consent of the Board of Directors of Employer, Executive agrees that he will not for a period of one year following the termination by Executive of his employment with Employer whether before or after the expiration of the Employment Term (or to such lesser extent and for such lesser period as may be deemed enforceable by a court of competent jurisdiction, it being the intention of the parties that this
Section 10 shall be so enforced): (i) directly or indirectly engage, in the United States, in any business in competition with the primary business conducted by Employer, either as employee, independent contractor, owner, partner, lender or stockholder, at the time of termination of the Executive (provided that the foregoing shall not be construed to prohibit ownership of less than 5% of the outstanding shares of any public corporation); (ii) solicit, canvass, or accept any business for any other company, or business similar to any business of Employer, from any past, present or future ("future," as used herein, shall mean at or prior to the time of termination of employment) customer of Employer; (iii) directly or indirectly induce or attempt to influence any employee of Employer to terminate his employment; or (iv) directly or indirectly request any present or future (as defined above) entities with whom Employer has significant business relationships to curtail or cancel their business with Employer. In addition and without limiting the foregoing, upon the termination of the Executive's employment by the Employer for any reason, whether before or after the expiration of the term of this Agreement, Executive shall not (x) at any time directly or indirectly disclose to any person, firm or corporation any trade, technical or technological secrets, or (y) for a period of one year following termination disclose any details of organization or business affairs, or any names of past or present customers of Employer. For purposes of this Section 10, the term "Employer" shall be deemed to include Employer and all of its subsidiary corporations.

                  11. Inventions. All inventions, discoveries, improvements, processes, formulae and data relating to Employer's business that Executive may make, conceive or learn during the employment of the Executive with the Employer (during the term of this Agreement, whether during working hours or otherwise) and relating to the Employer's lines of business shall be the exclusive property of Employer. Executive agrees to make prompt disclosure to Employer of all such inventions, etc., and to do at Employer's expense all lawful things necessary or useful to assist Employer in securing their full enjoyment and protection. In the event of any breach or threatened breach of the provisions of this Section 11 or the preceding Section 10, Employer may apply to any court of competent jurisdiction to enjoin such breach. Any such remedy shall be in addition to Employer's remedies at law under such circumstances.

                  12. Conflicting Agreements. Each of the parties hereby represents and warrants to the other that (a) neither the execution of this Agreement by such party nor the performance by such party of any of its obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any other agreement to which such party is a party or by which it is bound, and (b) such party is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement or to perform any of his obligations or duties hereunder.

                  13. Notices. Any notice, request, information or other document to be given under this Agreement to any party by any other party shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid, delivered by a nationally-recognized overnight courier service, or transmitted by facsimile machine followed by delivery of original documents by a nationally-recognized overnight courier service addressed as follows:

                  If to Employer:

                           Tekni-Plex, Inc.
                           201 Industrial Parkway
                           Somerville, NJ 08876
                           Attention:  Dr. F. Patrick Smith
                           Facsimile No.: (908) 722-4967

                  with a copy to

                           Winthrop, Stimson, Putnam & Roberts
                           One Battery Park Plaza
                           New York, NY 10004-1490
                           Attention:  Stephen R. Rusmisel, Esq.
                           Facsimile No.: (212) 858-1500

                  If to the Executive:

                           Kenneth W.R. Baker
                           at his then current address
                           included in the employment records
                           of the Employer

or to such other address as a party hereto may hereafter designate in writing to the other party, provided that any notice of a change of address shall become effective only upon receipt thereof.

                  14. Assignment; Successors and Assigns. This Agreement may not be assigned by either party. This Agreement shall be binding upon and shall inure to the benefit of the Employer and the Executive and their respective heirs, legal representatives, successors and assigns.

                  15. Entire Agreement. This Agreement contains the entire understanding between the Employer and the Executive with respect to the employment of the Executive and supersedes all prior negotiations and understandings (including the Prior Agreement) between the Employer and the Executive with respect to the employment of the Executive by the Employer. This Agreement may not be amended or modified except by a written instrument signed by both the Employer and the Executive.

                  16. Severability. In the event any one or more provisions of this Agreement is held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect, unaffected by such invalidity or unenforceability.

                  17. Applicable Law; Submission to Jurisdiction; Litigation Expenses. This Agreement and the rights, obligations and relations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

                  The parties hereto (i) submit for themselves, and any legal action or proceeding relating to this Agreement or for recognition and enforcement of any judgment in respect hereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any therefor,
(ii) consent that any action or proceeding shall be brought in such courts, and waive any objection that each may now or hereafter have to the venue of any such action or proceeding in any such court, (iii) agree that service of process of any such action or proceeding may be effected by certified mail (or any substantially similar form of mail), postage prepaid, to the appropriate party at its address as set forth herein, and service made shall be deemed to be completed upon the earlier of actual receipt or five (5) days after the same shall have been posted as aforesaid, and (v) agree that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

                  18. Headings. The headings of sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                  19. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Tekni-Plex, Inc.



By:/s/ F. Patrick Smith                              /s/ Kenneth W.R. Baker
   ------------------------------                    ----------------------
   Name:  F. Patrick Smith                           Kenneth W.R. Baker
   Title: Chief Executive Officer

                                    EXHIBIT A

                              TARGETED PERFORMANCE
                                     ($000)


FISCAL YEAR                TARGETED               TARGETED
  ENDED                    EBITDA                 CAP-EX
-----------                --------               --------
June 27, 1997              26,811                 6,807

July 3, 1998               29,173                 5,700

July 2, 1999               30,625                 4,700

June 30, 2000              31,806                 6,900

June 29, 2001              33,030                 4,075

June 28, 2002              34,238                 4,075

June 27, 2003              35,554                 4,100

July 2, 2004               36,922                 4,100

July 1, 2005               38,273                 4,100

June 30, 2006              39,643                 4,100

                                    EXHIBIT B

                               PERFORMANCE BONUSES


                                               Incremental
                          Performance          Performance
Performance                  Bonus                Bonus
Percentage              (% Base Salary)          (% EAP)
-----------             ---------------        -----------
     80%                   33.3%

     85%                   41.7%

     90%                   50.0%

     95%                   58.3%

    100%                   66.7%

    105%                   66.7%                   5.0%

    110%                   66.7%                   5.5%

    115%                   66.7%                   5.5%

    120%                   66.7%                   6.0%

    125%                   66.7%                   6.0%

    130%                   66.7%                   6.5%

    135%                   66.7%                   6.5%

    140%                   66.7%                   7.0%

    145%                   66.7%                   7.0%

    150%                   66.7%                   7.5%

    155%                   66.7%                   7.5%

    160%                   66.7%                   7.5%

    165%                   66.7%                   7.5%

    170%                   66.7%                   7.5%

                                    EXHIBIT C


                   EXAMPLES OF PERFORMANCE BONUS CALCULATIONS

                  Example Targeted Performance = $20,000,000
                  Assumed Base Salary = $275,000


Performance                   Bonus                                                       Performance
Percentage                 Calculation                                                    Bonus (000)
----------                 -----------                                                    -----------

    75%                    N/A                                                                    0.0

    80%                    0.333 x 275 =                                                         91.7

    92%                    0.533 x 275 =                                                        146.7

   100%                    0.667 x 275 =                                                        183.3

   109%                    Incremental Performance = 0.09 x 20000 = 1800
                           Incremental Bonus = 0.05 x 1800 = 90
                           Total Bonus = 183.3 + 90 =                                           273.3

   115%                    1st Incremental Performance = 0.10 x 20000 = 2000
                           2nd Incremental Performance = 0.05 x 20000 = 1000
                           1st Incremental Bonus = 0.05 x 2000 = 100
                           2nd Incremental Bonus = 0.055 x 1000 = 55
                           Total Bonus = 183.3 + 100 + 55 =                                     338.3

   122%                    1st Incremental Performance = 0.10 x 20000 = 2000
                           2nd Incremental Performance = 0.10 x 20000 = 2000
                           3rd Incremental Performance = 0.02 x 20000 = 400
                           1st Incremental Bonus = 0.05 x 2000 = 100
                           2nd Incremental Bonus = 0.055 x 2000 = 110
                           3rd Incremental Bonus = 0.06 x 400 = 24
                           Total Bonus = 183.3 + 100 + 110 + 24 =                               417.3

   152%                    1st Incremental Performance = 0.10 x 20000 = 2000
                           2nd Incremental Performance = 0.10 x 20000 = 2000
                           3rd Incremental Performance = 0.10 x 20000 = 2000
                           4th Incremental Performance = 0.10 x 20000 = 2000
                           5th Incremental Performance = 0.10 x 20000 = 2000
                           6th Incremental Performance = 0.02 x 20000 = 400
                           1st Incremental Bonus = 0.05 x 20000 = 100
                           2nd Incremental Bonus = 0.055 x 2000 = 110
                           3rd Incremental Bonus = 0.06 x 2000 = 120
                           4th Incremental Bonus = 0.065 x 2000 = 130
                           5th Incremental Bonus = 0.07 x 2000 = 140
                           6th Incremental Bonus = 0.075 x 400 = 30
                           Total Bonus = 183.3+100+110+120+130+140+30                           813.3